Exhibit 97.1

covery Policy
Policy Title:	Executive Compensation Recovery Policy
Last Revised:	December 2023
Policy Owner:	Board of Directors
Scope:	Applies to Chipotle’s Section 16 Executive Officers

Purpose

The New York Stock Exchange (“NYSE”)  requires listed companies to implement policies for recovery (i.e., “clawback”) of erroneously awarded incentive-based compensation, implementing Section 10D of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.  This Executive Compensation Recovery Policy (this “Policy”) implements the listing standards required by the NYSE for clawback of erroneously awarded incentive compensation and also sets forth other circumstances under which Chipotle Mexican Grill, Inc. (the “Company”) and its applicable subsidiaries (together with the Company, the “Company Group”) may recoup or forfeit Erroneously Awarded Compensation that is received by current and former Executive Officers.

Scope

This Policy applies to all current and former Executive Officers of the Company.     For purposes of this Policy, “Executive Officer” means each “officer” of the Company as defined under Rule 16a-1(f) under Section 16 of the Exchange Act, which shall be deemed to include any individuals identified by the Board of Directors of the Company (the “Board”) as executive officers pursuant to Item 401(b) of Regulation S-K under the Exchange Act.

Statement of Policy

This Policy has two distinct sections – Section 1 requires recovery of Erroneously Awarded Compensation due to certain accounting restatements, and Section 2 permits recovery of compensation due to certain egregious conduct.

1.Clawback Due to Accounting Restatement

This section of the Policy is intended to implement Section 303A.14 of the NYSE Listed Company Manual and Rule 10D-1 of the Securities Exchange Act, and in the event of any conflict or ambiguity, the definitions and requirements of Section 303A.14 and Rule 10D‑1 shall govern.

Clawback Requirement.  In the event of a Restatement, any Erroneously Awarded Compensation received during the Lookback Period prior to a Restatement (a) that is then-outstanding but has not yet been paid shall be automatically and immediately forfeited and (b) that has been paid to any person shall be subject to reasonably prompt repayment to the Company Group in accordance with the “Means of Repayment” section of this Policy.

Means of Repayment.  In the event that the Board determines that any person shall repay any Erroneously Awarded Compensation, the Board shall provide written notice to such person by email or certified mail to the physical address on file with the Company Group for such person, and the person shall satisfy such repayment in a manner and on such terms as required by the Board, and the Company Group shall be entitled to set off the repayment amount against any amount owed to the person by the Company Group, to require the forfeiture of any award granted by the Company Group to the person, or to take any and all necessary actions to reasonably promptly recoup the repayment amount from the person, in each case, to the fullest extent permitted under applicable law, including without limitation, Section 409A of the U.S. Internal Revenue Code and the regulations and guidance thereunder. If the Board does not specify a repayment timing in the written notice described above, the applicable person shall be required to repay the Erroneously Awarded Compensation to the Company Group by wire, cash or cashier’s check no later than thirty (30) days after receipt of such notice.

No Indemnification.  The Company Group is prohibited from indemnifying, insuring or reimbursing any current or former Executive Officer against the loss by such person of Erroneously Awarded Compensation in accordance with this Policy, nor shall any such person receive any advancement of expenses for disputes related to any loss of compensation by such person in accordance with this Policy, and no person shall be paid or reimbursed by the Company Group for any premiums paid by such person for any third-party insurance policy covering potential recovery obligations under this Policy. For this purpose, “indemnification” includes any modification to current compensation arrangements or other means that would amount to de facto indemnification (for example, providing the person a new cash award which would be cancelled to effect the recovery of any Erroneously Awarded Compensation). In no event shall the Company Group be required to award any person an additional payment if any Restatement would result in a higher incentive compensation payment.

Definitions.  For purposes of this Policy, the following definitions apply:

•

“Erroneously Awarded Compensation” is Incentive-Based Compensation received by a current or former Executive Officer that exceeds the amount of Incentive-Based Compensation that the Executive Officer otherwise would have received had such compensation been determined based on the Restatement, computed without regard to any taxes paid (e.g., on a gross basis,  not after-tax). For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Restatement:

o

the amount of Erroneously Awarded Compensation shall be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and

o	the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

•

“Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measures. Financial Reporting Measures may consist of GAAP or non-GAAP financial measures (as defined under Regulation G of the

Exchange Act and Item of Regulation S-K under the Exchange Act), stock price or total shareholder return.
•

“Incentive-Based Compensation” is any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is deemed “received” in the Company’s  fiscal period during which the Financial Reporting Measure specified in the applicable award agreement or plan, or otherwise relating to the Incentive-Based Compensation, is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. Section 1 of this Policy applies solely to all Incentive-Based Compensation received by a person:

o	after they became an Executive Officer;
o	who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation;
o	while the Company had a class of securities listed on a national securities exchange or a national securities association; and
o	on or after October 2, 2023.

•

“Lookback Period” means the three completed fiscal years (plus any transition period of less than nine months that is within or immediately following the three completed fiscal years and that results from a change in the Company’s fiscal year) immediately preceding the date on which the Company is required to prepare a Restatement for a given reporting period, with such date being the earlier of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement. Recovery of any Erroneously Awarded Compensation under the Policy is not dependent on if or when the Restatement is actually filed.

•

“Restatement” means a required accounting restatement of any Company financial statement due to the Company’s material noncompliance with any financial reporting requirement under the U.S. securities laws, including (a) to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement) or (b) to correct an error in previously issued financial statements that is not material to previously issued financial statements, but that would result in a material misstatement if either the error was left uncorrected in the current report, or the error correction was recognized in the current period (commonly referred to as “little r” restatements). For clarity, a  Restatement does not include an “out-of-period adjustment” – a situation where the error is immaterial to the previously issued financial statements and the correction of the error is also immaterial to the current period – or changes to prior period financial statements that do not arise due to error corrections, such as retrospective revisions to financial statements due to changes in accounting principles or segments.

Exceptions to Clawback Requirement.  The Company Group shall recover Erroneously Awarded Compensation in compliance with this Policy except to the extent that one of the three conditions set forth below have been met, and the Board has decided that recovery would be impracticable:

•

the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered; however, before reaching this conclusion, the Company Group must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt to recover, and provide that documentation to the NYSE;

•

recovery would violate home country law where that law was adopted prior to November 28, 2022; however, before reaching this conclusion, the Company must obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and must provide such opinion to the NYSE; or

•

recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

2.Forfeiture Due to Egregious Conduct

The Board may require an Executive Officer to forfeit any unpaid, unearned or unexercised Covered Compensation if the Board determines, in its sole discretion, that the Executive Officer has engaged in Covered Conduct, even if such conduct does not result in termination of the Executive Officer’s employment.

•

“Covered Compensation” means cash and/or equity-based compensation that was granted to any Executive Officer, excluding severance benefits awarded [under the Chipotle Mexican Grill, Inc. Change in Control Severance Plan or other change in control plan or agreement of the Company Group].

•	“Covered Conduct” means any one of the following:
o

any act or omission that would constitute “Cause” under the terms of the Chipotle Mexican Grill, Inc. 2022 Stock Incentive Plan (the “Stock Plan”) (or any award agreement issued thereunder, if the term is separately defined) or other applicable agreement or plan of the Company Group;

o	the material breach of a written policy applicable to the Executive Officer, including, but not limited to, the Company’s Code of Ethics;
o

egregious misconduct by the Executive Officer including, but not limited to, fraud, criminal activities, falsification of Company Group records, theft, violent acts or threats of violence, or a violation of law, unethical conduct or inappropriate behavior that causes substantial financial or reputational harm to the Company Group or exposes the Company Group to substantial legal liability; or

o	the commission of an act or omission that causes the Executive Officer or the Company Group to be in violation of federal or state securities laws, rules or regulations.

To  the fullest extent permitted under applicable law, including without limitation, Section 409A of the U.S. Internal Revenue Code and the regulations and guidance thereunder, the Board may seek forfeiture of Covered Compensation in any manner it chooses, including by seeking cash payment from the Executive Officer, withholding unpaid compensation, set-off (from unpaid compensation, against planned future grants or otherwise), or rescinding or canceling unvested or vested but unexercised equity awards.

The Board may consider the costs and benefits of seeking recoupment and, based on that consideration, exercise discretion in the application and operation of this Section 2.

Administrative Provisions

All determinations of the Board pursuant to this Policy shall be final, conclusive and binding.    Any discretionary determinations of the Board under this Policy, if any, need not be uniform with respect to all persons, and may be made selectively amongst persons, whether or not such persons are similarly situated.

Upon a Change in Control (as defined in the Stock Plan), this Policy will be of no further force or effect unless (i) prior to such Change in Control, the Board expressly authorizes the continuation of this Policy or, (ii) with respect to Section 1, continuation of the Policy is required by Section 303A.14 of the NYSE Listed Company Manual (or rules of another applicable national security exchange or national securities association) and Rule 10D-1 of the Securities Exchange Act.

The provisions in this Policy are intended to be applied to the fullest extent of the law.  To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law.  The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision of this Policy.  Recoupment of erroneously awarded compensation under this Policy is not dependent upon the Company Group satisfying any conditions in this Policy, including any requirements to provide applicable documentation to the NYSE.

The rights of the Company Group under this Policy to seek forfeiture or reimbursement are in addition to, and not in lieu of, any rights of recoupment, or remedies or rights other than recoupment, that may be available to the Company Group pursuant to the terms of any law, government regulation or stock exchange listing requirement or any other policy, code of conduct, employee handbook, employment agreement, equity award agreement, or other plan or agreement of the Company Group (together, the “Clawback Policies”). Any compensation that is recouped or recovered from or reimbursed or forfeited by any current or former Executive Officer pursuant to the Clawback Policies, will not be subject to duplicative recoupment, recovery, reimbursement or forfeiture under this Policy.

The Board, based upon the recommendation of the Compensation, People and Culture Committee, may amend this Policy at any time for any reason, including as required to comply with the rules of the Securities and Exchange Commission and the NYSE.   The exercise by the Board of any rights pursuant to this Policy shall be without prejudice to any other rights that the Company Group or the Board may have with respect to any Executive Officer subject to this Policy.

CHIPOTLE MEXICAN GRILL, INC.

EXECUTIVE COMPENSATION RECOVERY POLICY

ACKNOWLEDGMENT, CONSENT AND AGREEMENT

I acknowledge that I have received and reviewed a copy of the Chipotle Mexican Grill, Inc. Executive Compensation Recovery Policy (as may be amended from time to time, the “Policy”) and I have been given an opportunity to ask questions about the Policy and review it with my counsel.  I knowingly, voluntarily and irrevocably consent to and agree to be bound by and subject to the Policy’s terms and conditions, including that I will return any Erroneously Awarded Compensation that is required to be repaid in accordance with the Policy.  I further acknowledge, understand and agree that (i) the compensation that I receive, have received or may become entitled to receive from the Company Group is subject to the Policy, and the Policy may affect such compensation and (ii) I have no right to indemnification, insurance payments or other reimbursement by or from the Company Group for any compensation that is subject to recoupment and/or forfeiture under the Policy. Capitalized terms used but not defined herein have the meanings set forth in the Policy.

Signed:
Print Name:
Date: